Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hudson Technologies, Inc.

Pearl River, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 13, 2020 relating to the consolidated financial statements of Hudson Technologies Inc., which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

Stamford, Connecticut

June 30, 2020